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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number          0-27498
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                            CFM TECHNOLOGIES, INC.
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            (Exact name of registrant as specified in its charter)


                             150 OAKLAND BOULEVARD
                                EXTON, PA 19341
                                (610) 280-8300
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         1. Common Stock, no par value
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       2. Series A Junior Participating Preferred Stock Purchase Rights
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           (Title of each class of securities covered by this Form)


                                     None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(ii)  [_]
Rule 12g-4(a)(1)(ii)  [_]               Rule 12h-3(b)(2)(i)   [_]
Rule 12g-4(a)(2)(i)   [_]               Rule 12h-3(b)(2)(ii)  [_]
Rule 12g-4(a)(2)(ii)  [_]               Rule 15d-6            [_]
Rule 12h-3(b)(1)(i)   [_]

     Approximate number of holders of record as of the certification or notice date: One
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     Pursuant to the requirements of the Securities Exchange Act of 1934, CFM
Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 26, 2001            By: /s/ Roger A. Carolin
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                                          Roger A. Carolin
                                          President,
                                          Chief Executive Officer and
                                          Director (Principal Executive Officer)